SCHEDULE 14A INFORMATION

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   Hoover’s, Inc.
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       The Business Information Authority TM

Notice of 2002 Annual Meeting

and Proxy Statement

www.hoovers.com

Hoover’s, Inc.
5800 Airport Boulevard
Austin, Texas 78752

Hoover’s, Inc.
5800 Airport Boulevard
Austin, Texas 78752

July 26, 2002

Dear Stockholder:

            You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Hoover’s, Inc., which will be held at our offices at 5800 Airport Boulevard, Austin, Texas on Thursday, September 5, 2002, at 9:00 a.m. (Central Time).

            Details of the business to be conducted at this meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

            After careful consideration, our Board of Directors has approved the proposals set forth in the Proxy Statement and recommends that you vote for such proposals.

            This year, you may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope (telephone and Internet instructions are included on the Proxy Card). Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you are able to attend this meeting and wish to change your proxy vote, you may be able to do so by revoking your proxy and voting in person at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

            We look forward to seeing you at the Annual Meeting. Thanks for your support.

Sincerely,

Jeffrey R. Tarr
Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT

In order to assure your representation at this meeting, you are requested to vote your shares by telephone, by the Internet, or by completing, signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope. No postage need be affixed if mailed in the United States.

Hoover’s, Inc.
5800 Airport Boulevard
Austin, Texas 78752

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 5, 2002

To the Stockholders of Hoover’s, Inc.:

            The 2002 Annual Meeting of Stockholders of Hoover’s, Inc. will be held at our offices, 5800 Airport Boulevard, Austin, Texas on Thursday, September 5, 2002, at 9:00 a.m. (Central Time) for the following purposes:

1.	To elect two Class II directors to serve until the Annual Meeting of Stockholders in 2005, or in each case until their successors have been elected and qualified.

2.	To approve an amendment to our 1999 Employee Stock Purchase Plan authorizing the issuance of an additional 150,000 shares of our common stock for issuance under the plan.

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of our Company for the fiscal year ending March 31, 2003.

4.	To act upon such other business as may properly come before this meeting or any adjournments thereof.

            Only stockholders of record at the close of business on July 10, 2002 are entitled to notice of and to vote at this meeting. A list of stockholders entitled to vote at this meeting will be available for inspection at our offices. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend this meeting in person, please vote your shares by telephone, by the Internet (www.proxyvote.com), or by signing, dating and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience (telephone and Internet instructions are included on the Proxy Card). Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

By Order of the Board of Directors,

Daniel V. Iannotti Secretary

Austin, Texas July 26, 2002

            YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET (WWW.PROXYVOTE.COM) OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

Hoover’s, Inc.
5800 Airport Boulevard
Austin, Texas 78752

PROXY STATEMENT

            THESE PROXY MATERIALS AND THE ENCLOSED PROXY CARD ARE BEING MAILED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF HOOVER’S, INC., A DELAWARE CORPORATION, FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, SEPTEMBER 5, 2002, AT 9:00 A.M. (CENTRAL TIME) AT OUR OFFICES, 5800 AIRPORT BOULEVARD, AUSTIN, TEXAS, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THESE PROXY MATERIALS ARE BEING MAILED BEGINNING ON OR ABOUT JULY 26, 2002 TO STOCKHOLDERS OF RECORD ON JULY 10, 2002.

PURPOSE OF MEETING

            The specific proposals to be considered and acted upon at this meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

            The cost of soliciting proxies will be paid by us and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this Proxy Statement. Solicitation will be made primarily through the use of the mail; however, our regular employees may, without additional remuneration, solicit proxies personally by telephone or Internet e-mail.

            Our 2002 Letter to Shareholders for the year ended March 31, 2002, and our Form 10-K filed with the Securities and Exchange Commission have been mailed concurrently with the mailing of the Notice of Annual Meeting of Stockholders and this Proxy Statement to all stockholders entitled to notice of, and to vote at, this meeting. The Letter and Form 10-K are not incorporated into this Proxy Statement and are not considered proxy solicitation material.

            We have fixed July 10, 2002, as the record date for determining those stockholders who are entitled to notice of, and to vote at, this meeting. At the close of business on the record date, we had 15,311,317 outstanding shares of our common stock, par value $0.01 per share. The presence, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock entitled to vote is necessary to constitute a quorum at this meeting. Each of our stockholders is entitled to one vote for each share of our common stock held by that stockholder as of the record date. Cumulative voting is not permitted in the election of directors. If a choice as to the matters coming before this meeting has been specified by a stockholder on the proxy, the shares will be voted accordingly. If no choice is selected on the returned proxy, the shares will be voted in favor of the approval of each of the proposals described in the Notice of Annual Meeting and in this Proxy Statement.

            Any stockholder executing a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering written notice of such revocation to our Secretary before this meeting or by properly executing and delivering a proxy bearing a later date. Proxies also may be revoked by any stockholder present at this meeting who elects to vote his, her or its shares in person. Attendance at the meeting does not in itself constitute the revocation of a proxy. Moreover, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

            Abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

            As of the record date of July 10, 2002, our directors and executive officers and entities affiliated with them beneficially owned an aggregate of approximately 6.9 million shares of our common stock, not including shares of common stock issuable upon exercise of outstanding stock options and warrants, constituting approximately 45.3% of the shares of our common stock outstanding. See “Principal Stockholders.”

PROPOSAL I

ELECTION OF DIRECTORS

            Our Board of Directors is divided into three classes, designated Class I, II and III, serving staggered, three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. We currently have the following eight directors serving on our Board: William S. Berkley, Alan Chai, Thomas J. Hillman, Gary E. Hoover, Christopher Poleway, Patrick J. Spain, Jeffrey R. Tarr and Stephen R. Zacharias.

            The term of office of the Class II directors expires at the 2002 Annual Meeting of Stockholders, the term of office of the Class III directors expires at the 2003 Annual Meeting of Stockholders, and the term of office of the Class I directors expires at the 2004 Annual Meeting of Stockholders, and in each case until their successors have been elected and qualified. Directors to replace those of a class whose terms expire at a given annual meeting shall be elected to hold office until the third succeeding annual meeting or until their respective successors have been elected and qualified.

            William S. Berkley and Gary E. Hoover, each of whom currently serves as a Class II director, have each been nominated for election at the meeting to serve as a Class II director for a term expiring at our 2005 Annual Meeting, or until his respective successor has been duly elected and qualified. Each of the nominees has indicated his willingness to serve as a member of the Board if elected; however if any nominee should become unavailable for elections to the Board prior to the Annual Meeting for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee who is designated by our Board of Directors. It is not expected that any nominee will be unable or decline to serve as a director.

Vote Required

            The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. Abstentions and broker non-votes have no effect on the determination of plurality, except to the extent that they affect the total votes received by any particular candidate. The two nominees receiving the greatest number of votes of the shares present in person or represented by proxy at this meeting and entitled to vote on the election of directors shall be elected to the Board of Directors, even if any nominee receives the vote of less than a majority of the shares. Proxies may not be voted for more than two nominees.

Recommendation of The Board of Directors

            OUR COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE CLASS II NOMINEES LISTED BELOW, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

            Nominees for Term Ending upon the 2005 Annual Meeting of Stockholders (Class II)

Name	Director Since	Age	Position

William S. Berkley	1991	45	Director
Gary E. Hoover	1990	51	Director

            Mr. Berkley has served as a director of Hoover’s since 1991. Mr. Berkley has served as President and Chief Executive Officer of Tension Envelope, a paper products company, since 1985. Mr. Berkley holds a B.A. in History from Colorado College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

            Mr. Hoover is the founder of Hoover’s and has been a member of our Board of Directors since Hoover’s inception in February 1990. In 1982, Mr. Hoover founded Bookstop, a chain of book superstores, and later sold the company to Barnes & Noble Booksellers. From February 1990 to September 1994, Mr. Hoover served as Hoover’s Chairman of the Board of Directors and from February 1990 to December 1992, served as Hoover’s Chief Executive Officer. From January 1994 to February 1999, Mr. Hoover served as Chairman of the Board of Directors and Chief Executive Officer of TravelFest Superstores, an operator of travel-related superstores he founded. Since 1998, Mr. Hoover has been a professional speaker on entrepreneurialism. Mr. Hoover holds a B.A. in Economics from the University of Chicago.

Other Directors

            Continuing Class III Directors for Term Ending upon the 2003 Annual Meeting of Stockholders

            The following are our current Class III directors who are not up for reelection at the 2002 Annual Meeting:

Name	Director Since	Age	Position

Alan Chai	1990	49	Director
Patrick J. Spain	1990	50	Director
Stephen R. Zacharias	1997	53	Director

            Mr. Chai has served as a director of Hoover’s since December 1990. Mr. Chai has served as Managing Director of Shott Capital Management, LLC, a portfolio management and private equity firm, since January 2000. From May 2000 through April 2002, Mr. Chai also served as a director of Vercomnet B.V., a Netherlands-based vertical Web site that organizes professional communities in various industry sectors which is in the process of ceasing operations, and in which Hoover’s has made a minority investment. From May 1997 through December 1999, he was a Senior Technology Analyst with Shott Capital Management, specializing in the analysis of Internet companies. Mr. Chai joined Hoover’s in 1990 and served in a number of officer positions, including Vice President, until 1995 and served as a part-time Senior Contributing Editor until December 1998. From 1994 through February 1999, Mr. Chai served as a director of TravelFest Superstores, a travel-related superstore founded by Gary E. Hoover in 1994. Mr. Chai holds a B.A. in business from the University of Chicago, an M.B.A. in Finance and Marketing from the University of Chicago, and an M.B.A. in International Business from Catholic University of Leuven, Belgium.

            Mr. Spain has served as a director of Hoover’s since 1990. Mr. Spain previously served as Chief Executive Officer and President of the Company from January 1993 through May 2001, as Executive Chairman from May 2001 through October 2001, and as Chairman from October 2001 until March 2002. Mr. Spain joined Hoover’s within weeks of its founding in 1990 by Gary E. Hoover. Prior to joining Hoover’s, Mr. Spain worked as an economic consultant, an in-house counsel for a high technology company, a real-estate developer, and as a mergers and acquisitions executive at a subsidiary of a FORTUNE 500 company. He holds a B.A. in Ancient History from the University of Chicago and a J.D. from Boston University.

            Mr. Zacharias has served as a director of Hoover’s since September 1997. Mr. Zacharias served as the Chief Financial Officer of Emergence, Inc., a strategic consulting firm, from February 2001 until May 2002. From January 1993 through December 31, 2000, Mr. Zacharias served as Treasurer and executive officer of Media General, Inc., a publicly held communications company that owns approximately 15.77% of the Company’s common stock. Prior to joining Media General in 1975, Mr. Zacharias worked for the public accounting firm, Ernst & Young, LLP, and was a certified public accountant in the state of Virginia. Mr. Zacharias holds a B.S. in Commerce from the University of Virginia.

            Continuing Class I Directors for Term Ending upon the 2004 Annual Meeting of Stockholders

            The following are our current Class I directors who are not up for reelection at the 2002 Annual Meeting:

Name	Director Since	Age	Position

Thomas J. Hillman	1992	47	Director
Christopher Poleway	2002	44	Director
Jeffrey R. Tarr	2001	39	Chairman, Chief
			Executive Officer
			and President

            Mr. Hillman has served as a director of Hoover’s since December 1992. Mr. Hillman is a principal of Hillman Consulting, which provides management consulting services to early-stage Internet companies. Since March 2002, Mr. Hillman has served as managing partner for FTL Capitol Partners, L.L.C., a middle market merchant banking operation. Mr. Hillman served as President and Chief Executive Officer of Fresh Fish, a seafood retailer, from January 1986 through the sale of the company to Global Seafoods in May 2000. From May 1998 until November 1999, Mr. Hillman served as a board member of Amerindia, a travel tour operator. From January 1991 to January 1998, Mr. Hillman served as a director and vice president of Rainforest Aquaculture Products, a seafood producer. From July 1990 to November 1997, Mr. Hillman served as Chairman of the Board of National Equity, a mortgage origination and finance company. Mr. Hillman holds a B.A. in Economics from Washington University.

            Mr. Poleway has served as a director of Hoover’s since May 2002. Mr. Poleway is a 20-year veteran of AOL Time Warner and Time Inc., and, since 1991, has been with The FORTUNE Group, consisting of Time Inc.’s business magazines: FORTUNE, FSB, FORTUNE Small Business, and Business 2.0. Currently serving as President of FORTUNE, Mr. Poleway has held a variety of management positions within the company, including Chief Operating Officer from 2000 to 2001, Vice President and General Manager from 1999 to 2000, and Director of Finance and Operations from 1997 to 1999. Mr. Poleway holds a B.B.A. from St. Bonaventure University and an M.B.A. from Fordham University.

            Mr. Tarr has served as a director of Hoover’s since June 2001, and as Chairman of the Board since March 2002. Mr. Tarr has served as Chief Executive Officer and President of our Company since May 2001. From January 2000 through March 2001, Mr. Tarr served as Chief Executive Officer, President and a director of All.com, Inc., a provider of technical support services to consumers and small businesses. From June 1994 through January 2000, Mr. Tarr was employed by U S WEST. Mr. Tarr began his career with U S WEST as a director of marketing and served in a number of director-level marketing, product management and business development positions until September of 1996 when he was promoted to general manager of the Internet business unit within the company’s yellow pages publishing subsidiary. Mr. Tarr was named a vice president in April 1998 and led that business unit through January 2000. Prior to U S WEST, Mr. Tarr served as the director of sales and marketing of TecMagik, an entertainment software publishing company, and as a management consultant with Bain & Company and International Development Group, both in the United States and in Europe. Mr. Tarr holds an A.B. in Public and International Affairs from Princeton University and an M.B.A. from Stanford University.

Non-Employee Director Compensation and Indemnification Arrangements

            All continuing non-employee directors receive an annual retainer fee of $8,000 following the Company’s Annual Meeting, provided that they have attended at least 75% of all Board meetings since the previous Annual Meeting. There were eight Board meetings in fiscal year 2002. Messrs. Berkley, Hillman, Hoover, Chai, Spain, and Zacharias will be entitled to receive the $8,000 annual retainer fee at our September 2002 Annual Meeting. Directors are reimbursed for actual expenses incurred in attending Board meetings generally up to a maximum of $2,000 per meeting. Under the Automatic Option Grant Program of our 1999 Stock Incentive Plan, upon their initial election or appointment to our Board, each director receives an option to purchase 6,750 shares of common stock with an exercise price per share equal to the fair market value of our common stock on the grant date. In addition, at each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board member will automatically receive an option to purchase 3,500 shares of common stock with an exercise price per share equal to the fair market value of our common stock on the grant date, provided such individual has served as a non-employee Board member for at least six months and has attended at least 75% of all Board meetings since the previous Annual Meeting, as well as an option to purchase 500 shares of common stock with an exercise price per share equal to the fair market value of our common stock on the grant date for each standing committee membership for which the director attended at least 75% of all respective committee meetings since the previous Annual Meeting. Each initial 6,750-share option vests over three years of Board service measured from the grant date, and each annual option vests over one year of Board service measured from the grant date.

            The Board appointed Messrs. Hillman and Zacharias to serve as an ad-hoc search committee for the purpose of identifying and evaluating Chief Executive Officer candidates prior to the hiring of Mr. Tarr in May 2001. Such individuals spent considerable amounts of time performing these duties. We paid $7,500 and $5,000 to Mr. Hillman and Mr. Zacharias, respectively, for services performed in this capacity during fiscal year 2002.

            We maintain directors’ and officers’ liability insurance and our Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers. In addition, our Amended and Restated Certificate of Incorporation limits the liability of our directors to the Company and to our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.

Board Meetings and Committees

            Our Board of Directors met eight times during fiscal year 2002. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors held during such Director’s term of service and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal year 2002 during such director’s term of service on such committee(s).

            We have a standing Compensation Committee currently composed of Mr. Berkley and Mr. Chai. Mr. Steven Fink served on the Compensation Committee prior to his resignation from the Board of Directors on July 18, 2001. The Compensation Committee met three times in fiscal year 2002. The Compensation Committee has responsibility for establishing the compensation payable to our Chief Executive Officer and is responsible for establishing compensation payable to our other executive officers based on recommendations made by the Chief Executive Officer. The Compensation Committee also is responsible for the overall administration of our employee benefit plans, including our employee stock plans.

            We also have a standing Audit Committee currently composed of Messrs. Hillman, Hoover and Zacharias. Mr. Fink served on the Audit Committee prior to his resignation from the Board of Directors on July 18, 2001. Mr. Hoover joined the Audit Committee on July 25, 2001. The Audit Committee met five times in fiscal year 2002. Included among the oversight functions of the Audit Committee are (1) the appointment of our independent auditors; (2) review of the external audit plan and the results of the auditing engagement, and (3) review of the adequacy of our system of internal controls. The Audit Committee has adopted a written charter, approved by our Board of Directors. Two of the current members of the Audit Committee, Messrs. Hillman and Hoover, are “independent” as defined by the listing standards of the Nasdaq National Market, on which our common stock is traded. If Media General, Inc. is considered an “affiliate” of the Company, the third member, Mr. Zacharias, would not be considered “independent” since three years have not passed since his employment with Media General, Inc. Due to his extensive financial experience, including his former qualification as a certified public accountant, his former employment with Ernst& Young LLP and his role as the Treasurer of Media General, Inc., in July 2002 the Board of Directors made a determination, in reliance on a provision in the standards of the Nasdaq National Market, that Mr. Zacharias’ continued membership on the Audit Committee is in the best interests of the Company and its shareholders.

            We have a standing Nominating Committee currently composed of Messrs. Hillman and Zacharias. Mr. Edward Desmond served on the Nominating Committee prior to his resignation from the Board of Directors in May 2002. The Nominating Committee meets on an as-needed basis to identify potential candidates for service on the Board of Directors, and to advise on corporate governance issues. There were four Nominating Committee meetings in fiscal year 2002. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to our Secretary, Daniel V. Iannotti, for submission to the Nominating Committee.

PROPOSAL II

APPROVAL OF AN AMENDMENT TO OUR 1999 EMPLOYEE STOCK PURCHASE PLAN

Introduction

            You are being asked to approve an amendment to our 1999 Employee Stock Purchase Plan (the “Purchase Plan”) which will increase the number of shares of common stock authorized for issuance under the Purchase Plan by an additional 150,000 shares.

            The purpose of the amendment is to ensure that we will have a sufficient reserve of common stock available under the Purchase Plan to provide eligible employees of our Company and its participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares of common stock at semi-annual intervals through their accumulated periodic payroll deductions.

            The Purchase Plan was adopted by the Board in June 1999 and became effective on July 21, 1999, in connection with the initial public offering of our common stock.

            The terms and provisions of the Purchase Plan, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to our Secretary, Daniel V. Iannotti, at 5800 Airport Boulevard, Austin, Texas 78752.

DESCRIPTION OF THE PURCHASE PLAN

Administration

            The Purchase Plan is administered by the Compensation Committee of the Board. Such committee as plan administrator has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by us without charge to participants.

Share Reserve

            The maximum number of shares of common stock reserved for issuance over the term of the Purchase Plan is limited to 300,000 shares, assuming stockholder approval of the 150,000-share increase which is the subject of this Proposal. As of July 10, 2002, 113,593 shares had been issued under the Purchase Plan and 186,407 shares were available for future issuance, assuming stockholder approval of this Proposal.

            The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of repurchased common stock, including shares repurchased on the open market.

            In the event that any change is made to our outstanding common stock (whether by reason of any stock split, stock dividend, recapitalization, exchange or combination of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration), appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan; (ii) the number and class of securities subject to each outstanding purchase right and the purchase price per share in effect thereunder; (iii) the maximum number and class of securities purchasable per participant on any one semi-annual purchase date, and (iv) the maximum number and class of securities purchasable in total by all participants on any one purchase date. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.

Offering Period and Purchase Rights

            Shares of common stock are offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of twelve (12) months. Offering periods begin as designated by the plan administrator.

            Each offering period consists of a series of one or more successive purchase intervals. Purchase intervals will run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January in the immediately succeeding year. Accordingly, shares will be purchased on the last business day in January and July each year with the payroll deductions collected from the participants for the purchase interval ending with each such semi-annual purchase date.

            If the fair market value per share of common stock on any semi-annual purchase date within a particular offering period is less than the fair market value per share of common stock on the start date of that offering period, then the offering period will terminate immediately after that purchase date. In such an event, a new offering period will begin automatically on the next business day following that purchase date and have a duration of twelve (12) months, unless a shorter period is established by the plan administrator.

Eligibility and Participation

            Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of our Company or any participating parent or subsidiary corporation (including any corporation that subsequently becomes a participating entity at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan. An individual who is an eligible employee on the start date of any offering period may join the offering period at that time.

            As of July 10, 2002, approximately 233 employees, including 7 executive officers, were eligible to participate in the Purchase Plan.

Purchase Price

            The purchase price of the common stock purchased on behalf of each participant on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of common stock on the start date of the offering period or (ii) the fair market value on the semi-annual purchase date.

            The fair market value per share of common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date reported on the Nasdaq National Market. On July 10, 2002, the closing price per share of Hoover’s common stock on the Nasdaq National Market was $5.11.

Payroll Deductions and Stock Purchases

            Each participant may authorize periodic payroll deductions in any multiple of 1% up to a maximum of 15% of his or her total cash earnings (generally base salary, bonuses, overtime pay and commissions) to be applied to the acquisition of common stock at semi-annual intervals. Accordingly, on each semi-annual purchase date (the last business day in January and July each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for that purchase date.

Special Limitations

            The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

    Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.
    Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our stock or the stock of any of our corporate affiliates.
    No participant may purchase more than 600 shares of common stock on any one purchase date.

    The maximum number of shares of common stock purchasable in total by all participants on any one purchase date is limited to 75,000 shares.

Withdrawal Rights and Termination of Employment

            The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions may either be refunded or applied to the purchase of shares on the next semi-annual purchase date.

            Upon the participant’s cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be immediately refunded.

Stockholder Rights

            No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. In addition, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

            Purchase rights are not assignable or transferable by the participant and may be exercised only by the participant.

Corporate Transaction

            In the event of a corporate transaction, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such transaction. The purchase price in effect for each participant will be equal to 85% of the lower of (i) the fair market value per share of common stock on the start date of the offering period at the time the corporate transaction occurs or (ii) the fair market value per share of common stock immediately prior to the effective date of such corporate transaction. The limitation on the maximum number of shares purchasable in total by all participants on any one purchase date will not be applicable to any purchase date attributable to a corporate transaction.

            A corporate transaction will be deemed to occur if (i) we are acquired through a merger or consolidation in which more than 50% of our outstanding voting stock is transferred to a person or persons different from those who held our stock immediately prior to such transaction, or (ii) we sell, transfer or dispose of all or substantially all of our assets.

Share Pro-ration

            Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the plan administrator will refund the accumulated payroll deductions of each participant, to the extent in excess of the purchase price payable for the common stock pro-rated to such individual.

Amendment and Termination

            The Purchase Plan will terminate upon the earliest of (i) the last business day in July 2009, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a corporate transaction.

            The Board may at any time alter, suspend, or terminate the Purchase Plan. However, the Board may not, without stockholder approval (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Plan Benefits

            The table below shows, as to the Named Officers and specified groups, the number of shares of common stock purchased under the Purchase Plan between January 1, 2000, and July 10, 2002, together with the weighted average purchase price paid per share.

Purchase Plan Transactions

Name	Number of Purchased Shares	Weighted Average Purchase Price

Jeffrey R. Tarr Chairman of the Board, Chief Executive Officer and President	—	—
Patrick J. Spain Director	2,400	$4.98
Carl G. Shepherd Executive Vice President, Corporate Strategy and Development	2,920	$4.48
Lynn Atchison Senior Vice President and Chief Financial Officer	3,000	$4.57
Jani Farlow Spede Former Senior Vice President, Sales and Marketing*	1,200	$2.92
Russell Secker Executive Vice President, Marketing	—	—
All current executive officers as a group (7 persons)	11,335	$4.63
All employees, including current officers who are not executive officers, as a group (172 persons)	102,258	$4.45

*	Ms. Spede held this title until June 2002. She is expected to terminate her employment in August 2002.

New Plan Benefits

            No purchase rights have been granted, and no shares have been issued, on the basis of the 150,000-share increase that is the subject of this Proposal.

Federal Tax Consequences

            The Purchase Plan is intended to be an “employee stock purchase plan” within the current meaning of Section 423 of the Internal Revenue Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be the participant should die while still owning the purchased shares.

            If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the offering period in which such shares were acquired or within one (1) year after the actual semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize capital gain equal to the amount by which the amount realized upon the sale or disposition exceeds the sum of the aggregate purchase price paid for the shares and the ordinary income recognized in connection with their acquisition.

            If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the offering period in which the shares were acquired and more than one (1) year after the actual semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

            If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

            Under current accounting principles applicable to employee stock purchase plans qualified under Section 423 of the Internal Revenue Code, the issuance of common stock under the Purchase Plan will not result in a compensation expense chargeable against our reported earnings. However, we must disclose, in footnotes to our financial statements, the pro-forma impact the purchase rights granted under the Purchase Plan would have upon our reported earnings were the fair value of those purchase rights treated as a compensation expense.

            We must have a sufficient number of shares approved for issuance under the Purchase Plan at the beginning of each offering period to cover the number of shares issuable for that period. If additional shares need to be approved during the course of an offering period, then that approval may result in a compensation charge to our reported earnings. The potential charge would be based upon the excess of the fair market value of the common stock on the date the additional share increase is approved over the purchase price in effect for that offering period.

Stockholder Approval

            The affirmative vote of a majority of our outstanding shares present or represented and voting at the 2002 Annual Meeting of Stockholders, together with the affirmative vote of a majority of the required quorum for such meeting, is required for approval of the amendment to the Purchase Plan described in this Proposal. Should such stockholder approval not be obtained, then the 150,000-share increase which forms part of such Proposal will not be implemented.

Recommendation of the Board of Directors

            The Board believes that it is in our best interest to continue to provide employees with the opportunity to acquire an ownership interest in our Company through their participation in the Purchase Plan and thereby encourage them to remain in our employ and more closely align their interests with those of our stockholders.

            FOR THIS REASON, OUR COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AMENDMENT TO OUR 1999 EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            Ernst & Young LLP served as our independent public accountants for fiscal year 2002. The Board of Directors have appointed Ernst & Young LLP to serve in the same capacity for the fiscal year ending March 31, 2003, and is asking the stockholders to ratify this appointment.

            In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of our Company and its stockholders.

            A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions.

Audit Fees

            Ernst & Young’s fees for the fiscal year 2002 annual audit were approximately $93,500.

Financial Information Systems Design and Implementation Fees

            Our Company paid no financial information systems design and implementation fees to Ernst & Young LLP during fiscal year 2002.

All Other Fees

            All other fees were approximately $122,400, including audit related services of approximately $46,000 and non-audit related services, primarily related to tax compliance and executive compensation consulting, of approximately $76,400. Audit related services generally include fees for mergers and acquisitions advisory services, accounting consultations, and employee benefit plan audit services.

            We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in our Company or our subsidiaries. The Audit Committee of the Board of Directors has considered whether the provision of the services covered by the category “All Other Fees” is compatible with maintaining the independence of Ernst & Young LLP.

Vote Required

            The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at this meeting is necessary to ratify the selection of Ernst & Young LLP.

Recommendation of the Board of Directors

            OUR COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR COMPANY’S INDEPENDENT AUDITORS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

REPORT OF THE AUDIT COMMITTEE

            Our Board has established an Audit Committee of independent directors, which operates under a written charter adopted by the Board. The members of the Audit Committee are in conformance with the Nasdaq National Market listing standards. If Media General, Inc. is considered an “affiliate” of the Company, Mr. Zacharias would not be considered “independent” since three years have not passed since his employment with Media General, Inc. Due to his extensive financial experience, including his former qualification as a certified public accountant, his former employment with Ernst& Young L.L.P. and his role as the Treasurer of Media General, Inc., in July 2002 the Board of Directors made a determination, in reliance on a provision in the standards of the Nasdaq National Market, that Mr. Zacharias’ continued membership on the Audit Committee is in the best interests of the Company and its shareholders.

            Management has the primary responsibility for the financial statements and the related financial reporting process, which includes our system of internal controls. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and discussing the financial information that will be provided to our stockholders and others, the systems of internal controls that management and our Board have established and our audit and financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed these audited financial statements with management of Hoover’s. The Audit Committee has reviewed and discussed with Hoover’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the financial statements. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Hoover’s. The Audit Committee also has considered whether the provision of services by Ernst & Young LLP to Hoover’s as described above under the caption “Ratification of Appointment of Independent Public Accountants” is compatible with maintaining the independence of Ernst & Young LLP.

            Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Hoover’s Annual Report on Form 10-K for the year ended March 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee:

Stephen R. Zacharias, Chairman

Thomas J. Hillman

Gary E. Hoover

            The preceding report of the Audit Committee, or references in this Proxy Statement to the independence of the Audit Committee, shall not be deemed incorporated by reference into any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate filings made by us under those Acts, nor will such report be incorporated by reference into any future filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference. The full responsibilities of the Audit Committee are set forth in its Charter.

PRINCIPAL STOCKHOLDERS

            The following table sets forth certain information regarding beneficial ownership of our common stock as of July 10, 2002 by (1) all persons who are beneficial owners of five percent (5%) or more of our common stock, (2) each of our directors and director nominees, (3) each of our executive officers named in the Summary Compensation Table below, and (4) all current executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

Warner Books Multimedia Corp	2,627,080	17.16%
Time and Life Building
1271 Avenue of the Americas
New York, New York 10020
Media General, Inc	2,415,000(2)	15.77%
333 East Franklin Street
Richmond, VA 23219
Knowledge Universe, Inc.	971,590(3)	6.35%
844 Moraga Drive
Los Angeles, CA 94049
Disciplined Growth Investors	784,400	5.12%
100 South 5th Street
Minneapolis, MN 55402
Patrick J. Spain	858,176(4)	5.35%
William S. Berkley	325,563(5)	2.12%
Thomas J. Hillman	311,503(6)	2.03%
Carl G. Shepherd	293,164(7)	1.88%
Lynn Atchison	207,428(8)	1.34%
Alan Chai	181,505(9)	1.18%
Jani Farlow Spede	154,478(10)	1.00%
Jeffrey R. Tarr	127,188(11)	*
Stephen R. Zacharias	48,750(12)	*
Gary E. Hoover	22,632(13)	*
Christopher Poleway	6,750(14)	*
Russell Secker	4,333(15)	*
All directors and executive officers as a group (13 persons)	2,520,753(16)	14.92%

______________

*	Indicates less than 1%.

(1)	Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission under Rule 13d-3(d)(i). Percentage of beneficial ownership is based on 15,311,317 shares of our common stock outstanding as of July 10, 2002. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of our common stock subject to options and warrants held by that person that are currently exercisable, or will become exercisable within 60 days following July 10, 2002, are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	Includes 15,000 shares issuable upon exercise of warrants.

(3)	The shares held by such stockholder are held of record by its indirect subsidiary, Knowledge Net Holdings, Inc.

(4)	Includes 700,700 shares issuable upon exercise of stock options, 19,250 shares held in trust for the benefit of members of Mr. Spain’s family, and 15,000 shares issued in May 2002 pursuant to an exercise of stock options by Mr. Spain’s spouse.

(5)	Includes 13,250 shares issuable upon exercise of stock options of which 9,250 are vested and 4,000 are unvested. Also includes 68,336 shares held by Tension Envelope Corporation, 5,000 shares held by Caber Corporation, 1,000 shares held by Treco Corporation, of which Mr. Berkley is a principal, 15,000 shares held by Mr. Berkley’s spouse and 45,000 shares held in Trust.

(6)	Includes 13,250 shares issuable upon exercise of stock options of which 9,250 are vested and 4,000 are unvested. This number also includes 37,819 shares of common stock held by the Hillman Family Partnership, 44,569 shares held by JMT Fund, Inc.; and 157,710 shares held by various trusts for the benefit of Mr. Hillman’s family.

(7)	Includes 278,444 shares issuable upon exercise of stock options.

(8)	Includes 200,678 shares issuable upon exercise of stock options.

(9)	Includes 7,500 shares issuable upon exercise of currently exercisable warrants and 68,750 shares of common stock issuable upon exercise of stock options of which 64,750 are vested and 4,000 are unvested.

(10)	Includes 153,278 shares issuable upon exercise of stock options. Ms. Spede served as an executive officer of the Company until June 2002. She is expected to terminate her employment in August 2002.

(11)	Includes 117,188 shares issuable upon exercise of stock options.

(12)	Includes 13,750 shares issuable upon exercise of stock options of which 9,250 are vested and 4,500 are unvested.

(13)	Includes 7,500 shares issuable upon exercise of warrants and 12,750 shares issuable upon exercise of stock options of which 9,250 are vested and 3,500 are unvested.

(14)	Includes 6,750 shares issuable upon exercise of stock options of which 0 shares are vested.

(15)	Includes 4,333 shares issuable upon exercise of stock options.

(16)	See notes (4) through (15).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

            Our executive officers are as follows:

Name	Age	Position

Jeffrey R. Tarr	39	Chairman, Chief Executive Officer and President

Russell Secker	47	Executive Vice President, Marketing

Carl G. Shepherd	49	Executive Vice President, Corporate Strategy and Development

Lynn Atchison	42	Senior Vice President and Chief Financial Officer

Thomas M. Ballard	44	Vice President, Technology and Chief Information Officer

Daniel V. Iannotti	46	Vice President, General Counsel and Secretary

Jeffrey A. Cross	40	Treasurer, Director of Finance and Administration

            Biographical information for Mr. Tarr is set forth under Proposal I — “Election of Directors”.

            Mr. Secker has served as Hoover’s Executive Vice President, Marketing, since May 2002. He first joined Hoover’s Europe in June 2000 as its Director, Operations and Finance, subsequently relocating to Hoover’s Austin headquarters in October 2001 to become Senior Vice President, Product Management. Prior to his positions with Hoover’s, Mr. Secker worked at Dun & Bradstreet, both in the United States and Europe, and at CIGNA Insurance. Mr. Secker has also previously participated in a variety of technology consulting assignments in the UK and, at one time, had his own consultancy business. Mr. Secker holds a Master’s degree from the University of Warwick Business School, England.

            Mr. Shepherd has served as Hoover’s Executive Vice President, Corporate Strategy and Development since September 2001. He previously served as Executive Vice President, Hoover’s Media Technologies, from December 2000 to September 2001; as Executive Vice President, New Ventures, from March 2000 to December 2000; and as Executive Vice President and Chief Operating Officer from June 1997 to March 2000. From August 1995 to June 1997, Mr. Shepherd served as Vice President, Business Development of Human Code, a software development company. From December 1992 to March 1995, Mr. Shepherd served as Chief Financial Officer of Hanley-Wood, a trade magazine publisher. Mr. Shepherd has held positions with both consumer and trade magazine publishers, including Texas Monthly, Builder and Remodeling and the Dallas Morning News. Previously, Mr. Shepherd was a senior manager with Andersen Consulting’s New York office. Mr. Shepherd holds a B.A. in Business Administration from Texas Christian University and an M.B.A from the University of Texas.

            Ms. Atchison has served as Hoover’s Chief Financial Officer and Vice President, Finance and Administration, since May 1996. Ms. Atchison was promoted to Senior Vice President, Finance, in March 1999. From November 1993 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, a provider of travel ticketing systems software. Prior to that, Ms. Atchison worked for Trilogy Development, a provider of sales automation software, and worked for eight years as a certified public accountant with Ernst & Young, LLP. Ms. Atchison holds a B.B.A. in Accounting from Stephen F. Austin State University.

            Mr. Ballard has served as Hoover’s Vice President, Technology, and Chief Information Officer since October 1998. From March 1987 to July 1998, Mr. Ballard served as Vice President of Medianet/TradeOne, a subsidiary of Affiliated Computer Services, where he designed, developed, and maintained systems to track marketing, advertising, and financial data for companies in the high-tech industry. Mr. Ballard holds a B.A. in Computer Information Systems, with emphasis on Business Management, from Southwest Texas State University.

            Mr. Iannotti has served as Hoover’s Vice President, General Counsel, and Secretary since June 2002. Before joining Hoover’s, he served as Director of North American Legal Affairs for Network Associates from January 2002 to June 2002. He previously served as Executive Vice President, General Counsel, and Secretary for Prodigy Communications Corporation, now part of SBC Communications, where he was responsible for the company’s legal affairs from May 2000 to January 2002. Prior to joining Prodigy, Mr. Iannotti served as Secretary, Counsel, and Senior Attorney with Ameritech, now part of SBC Communications, and was the principal lawyer for Ameritech’s Internet access and yellow pages businesses from 1993 to May 2000. From 1983 to 1991, Mr. Iannotti was an attorney for Michigan Bell Telephone Company, specializing in regulatory and antitrust issues, contracts, and litigation. He holds a B.A. in Business Pre-Law and an M.B.A. from Michigan State University, and a J.D. from Wayne State University Law School.

            Mr. Cross has served as Hoover’s Treasurer and Director of Finance and Administration since September 2000. Mr. Cross joined Hoover’s in February 1997 as Controller. Before joining Hoover’s, Mr. Cross most recently served as controller for The Porter Company, a mechanical contractor. He had previously served as an associate revenue analyst for the University Lands Accounting Office for The University of Texas System and began his career as a senior staff accountant with Catarineau & Associates in Florida. He holds a B.B.A. in Accounting from The University of Texas at Austin.

Employment Contracts; Change-in-Control and Indemnification Arrangements

            The executive officers serve at the discretion of our Board of Directors. In addition to the severance arrangements described below, certain provisions of our 1999 Stock Incentive Plan may have the effect of discouraging, delaying or preventing a change in control of our Company or unsolicited acquisition proposals. The Plan Administrator under the 1999 Stock Incentive Plan may structure one or more options granted to our executive officers so that these options immediately accelerate in the event the executive officers are terminated involuntarily within a designated period (not to exceed 18 months) following the effective date of any change in control or accelerate solely upon the change in control. We have entered into indemnification agreements with all of our executive officers.

            We maintain directors’ and officers’ liability insurance and our Bylaws provide for mandatory indemnification of officers to the fullest extent permitted by Delaware law.

Employment Agreement with Mr. Tarr

            We have entered into an employment agreement with Mr. Tarr effective May 22, 2001, and amended effective May 13, 2002, pursuant to which Mr. Tarr serves as our Chief Executive Officer and President, reporting to the Board of Directors. Mr. Tarr is also Chairman of the Board. Mr. Tarr receives an annual base salary of $275,000 and is eligible to receive a bonus of up to 50% of his base salary based on achieving specified performance criteria. Mr. Tarr was also granted options to purchase 375,000 shares of Hoover’s common stock pursuant to his original employment agreement. Such options vest quarterly over a period of four years, with 225,000 options granted at an exercise price of $3.40 per share (the closing price of our common stock on the Nasdaq National Market on May 22, 2001) and 150,000 options granted at an exercise price of $5.00 per share. The 225,000 options partially accelerate in the event of an involuntary termination other than for cause or Mr. Tarr’s resignation upon the occurrence of either a material reduction of duties, a reduction in salary of greater than 15% or a change in his place of employment by more than 15 miles within one year following a change in control of the Company, such that the total number of option shares that would be fully exercisable 18 months following the date of the termination or resignation will become fully vested as of the date of the termination or resignation and may be exercised for any or all of such accelerated option shares. Pursuant to an amendment in May 2002, the 150,000 options accelerate such that the total number of options will become fully exercisable upon a change of control of the Company.

            The amendment of Mr. Tarr’s employment agreement effective May 13, 2002 made several changes. In examining potential changes, the Compensation Committee sought advice from an executive compensation consultant at Ernst & Young LLP. The consultant indicated that change in control compensation payments are designed to offset the natural aversion of corporate officers to potential third-party merger discussions that may lead to their termination, even though such a transaction may be in the best interest of the shareholders.

            In the event the Company terminates Mr. Tarr without cause or Mr. Tarr terminates the agreement for a material breach of the agreement by the Company, Mr. Tarr will be entitled to lump sum severance compensation equivalent to one year of his then applicable salary, unpaid reimbursable expenses and unused vacation and benefits accrued to the date of termination. Mr. Tarr will be entitled to an additional payment of six months of salary as an additional severance compensation if the termination is: (a) without cause by the

Company within a period commencing with the public announcement of our intention to effect a change in control of the Company and continuing for a period of 18 months; (b) a termination by Mr. Tarr within the first six months following a change in control based on a significant reduction of Mr. Tarr’s compensation or benefits, relocation of Mr. Tarr’s office greater than 50 miles or the death or disability of Mr. Tarr; or (c) a termination by Mr. Tarr for any reason after completing a minimum of six months of employment with our Company following a change in control.

            In addition to the above payments, Mr. Tarr would be entitled to the pro rata portion of his bonus for the then current fiscal year and the option to continue to receive equivalent insurance benefits for one year at a cost no greater than the cost to Mr. Tarr for such benefits as of the date of termination if the termination was by our Company without cause within 18 months of an announcement by the Company of intent to effect a change in control or by Mr. Tarr for failure of our Company to pay Mr. Tarr’s salary or benefits when due, a material reduction in his duties, or material breach of the agreement by our Company so long as either termination is within an 18 month period beginning on a public announcement of a change in control.

            In the event of a termination without cause by our Company within an eighteen-month period commencing on the public announcement of our Company’s intention to effect a change in control of the Company, Mr. Tarr shall be entitled to a payment equal to the aggregate value of options that would become vested as a result of the change in control and are not otherwise vested and exercisable on the date of Mr. Tarr’s termination. In the event that any of the above payments by our Company is determined to be subject to excise tax under the Internal Revenue Code, our Company shall pay Mr. Tarr an additional “gross up” payment to negate the effect of the excise tax.

            The agreement contains customary provisions relating to non-competition, the protection of confidential information and non-solicitation of Hoover’s employees or clients upon termination of Mr. Tarr’s employment as well as the provision of notice and opportunity to cure breaches of the agreement in the event of a proposed termination.

            Mr. Tarr was granted options to purchase an additional 150,000 shares of the Company’s common stock on May 13, 2002. These options shall vest quarterly with 18,750 options vesting in 2003; 28,125 options vesting in 2004; 40,625 options vesting in 2005; 50,000 options vesting in 2006; and 12,500 options in 2012. The vesting of these options will accelerate in the event that a change in control of the Company occurs.

Employment Agreement with Mr. Secker

            We have entered into an employment agreement with Mr. Secker effective October 1, 2001, pursuant to which Mr. Secker initially served as Senior Vice President, Product Management, and now serves as Executive Vice President, Marketing. In both capacities, Mr. Secker reports to Mr. Tarr. Mr. Secker receives an annual base salary of $190,000 and is eligible to receive a bonus of up to 50% of his base salary based on achieving specified performance criteria. Mr. Secker was also granted options to purchase 100,000 shares of Hoover’s common stock pursuant to his Employment Agreement. The first group of 50,000 options vest annually over a period of four years, at an exercise price of $2.25 per share (the closing price of our common stock on the Nasdaq National Market on October 1, 2001). The second group of 50,000 options vest annually over a period of four years, at an exercise price of $3.07 per share (the closing price of our common stock on the Nasdaq National Market on December 4, 2001). The second group of 50,000 options accelerate such that the options will become fully exercisable upon a change of control of the Company and Mr. Secker is terminated within one year of the change in control.

            The agreement also provides that Mr. Secker will receive reimbursement of up to $5,000 per month for living expenses from October 1, 2001 through July 31, 2002, or until relocation of his family. Hoover’s total reimbursement for such expenses was $10,983. The agreement also provides for an interest-free loan of $85,000 to Mr. Secker payable on the earlier of July 31, 2002, or the relocation of his family. The relocation advance is repayable to Hoover’s upon Mr. Secker’s resignation or Mr. Secker’s termination for cause, with the principal amount forgiven by one-twelfth of the total amount for each month Mr. Secker remains a Hoover’s employee. In fiscal year 2002, Hoover’s forgave a total of $21,250 of the principal on this loan.

            The agreement may be terminated at any time by either party upon 30 days’ prior written notice. The Agreement provides for a severance payment equal to six months’ salary in the event he is terminated without cause where there is no change in control of the Company and one year’s salary where there is a change in control. The agreement contains customary provisions relating to non-competition, the protection of confidential information and non-solicitation of Hoover’s employees or clients upon termination of Mr. Secker’s employment.

Severance Agreements

            The Company is authorized by the Board of Directors to enter into severance agreements agreement with executive officers providing for payments equal to one year’s salary, as well as contribution to health and disability premiums at the same level at the time of termination for one year, in the event that any of them are terminated within 18 months following a change in control of the Company or termination by them as a result of relocation of their place of business of more than 50 miles or a reduction in salary. We have previously entered into severance agreements with Ms. Atchison, and Messrs. Ballard and Shepherd providing for payments in the event of the termination of any of such individuals other than for cause. Such individuals are entitled to receive as severance three months’ salary in the event of their termination; provided that such payments are increased to six months in the event such termination occurs within one year following a change in control of the Company or a change in our Chief Executive Officer.

Summary Compensation Table

            The following table provides certain summary information concerning the compensation earned by Messrs. Tarr and Spain, each of whom served as our Chief Executive Officer during fiscal year 2002, and each of the four other most highly compensated executive officers whose salary and bonus for the fiscal year 2002 exceeded $100,000 for services rendered in all capacities to us during the fiscal years ended March 31, 2002, 2001 and 2000. These individuals are referred to as the Named Officers. No individual resigned during the last fiscal year who would otherwise have been required to have been included in the table.

	Annual Compensation (1)				Long-Term Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Other	Securities Underlying Options

Jeffrey R. Tarr	2002	$217,916	—	—	375,000
Chairman of the Board,	2001	—	—	—	—
Chief Executive Officer and	2000	—	—	—	—
President (2)

Patrick J. Spain	2002	$320,451	$75,000	$313,984	50,000	(6)
Director (3)	2001	$277,520	$150,000	—	200,000
	2000	$215,694	$25,000	—	112,500

Carl G. Shepherd	2002	$225,846	$20,000	—	—
Executive Vice President,	2001	$214,187	$40,000	—	124,000
Corporate Strategy and	2000	$152,680	$24,000	—	—
Development

Lynn Atchison	2002	$226,813	$25,000	—	—
Senior Vice President and	2001	$200,965	$32,000	—	100,000
Chief Financial Officer	2000	$119,417	$25,000	—	64,000

Jani Farlow Spede	2002	$203,482	$25,000	—	—
Senior Vice President	2001	$190,965	$77,740	—	100,000
Sales and Marketing (4)	2000	$109,806	$28,146	—	42,500

Russell Secker	2002	$177,060	$35,607	$32,233	113,000
Executive Vice President,	2001	$128,700	—	—	—
Marketing (5)	2000	—	—	—	—

______________

(1)	Excludes certain perquisites and other benefits, which did not exceed the lesser of $50,000 or 10% of any of the officers’ total salary and bonus.

(2)	Mr. Tarr has served as Chief Executive Officer and President of the Company since May 22, 2001, as a member of the Board of Directors since June 19, 2001, and as its Chairman since March 14, 2002. Mr. Tarr’s base salary was $250,000 during this period. In June 2002 he was awarded a bonus of $82,813 as compensation for his performance during fiscal year 2002.

(3)	Mr. Spain served as Chief Executive Officer and President until his resignation from these offices in May 2001. He served as Executive Chairman through October 10, 2001. He served as a non-executive Chairman until March 14, 2002. He continues to serve as a member of the Board of

Directors. During fiscal year 2002 Mr. Spain received salary of $296,484 and upon his resignation as Executive Chairman, and vacation and flex benefit payout of $23,967. Other compensation consisted of $15,000 in housing allowance payments, $3,984 in payments for health insurance and $295,000 which is the estimated value of the non-cash benefits associated with changes made to his options.

(4)	Ms. Spede served as an executive officer of the Company prior to her resignation in June 2002.

(5)	Mr. Secker served as Director, Operations and Finance of the Company’s Hoover’s Online Europe Limited subsidiary prior to its closure in September 2001. He has served as an executive officer of the Company since October 1, 2001. During fiscal year 2002, we advanced Mr. Secker $85,000 to pay for his relocation costs to Austin, Texas. This relocation advance will be forgiven over the 12-month period ending December 31, 2002. As of March 31, 2002, $21,250 had been forgiven.

(6)	This option was subsequently voided and was not outstanding as of March 31, 2002.

Stock Options and Stock Appreciation Rights

            The following table sets forth information concerning stock options granted to each of the Named Officers during fiscal year 2002.

	Number of Securities Underlying Options Granted (1)		% of Total Options Granted to Employees in Fiscal	Exercise Price Per Share (3) (4)		Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (5)

Name	(2)		Year		Expiration Date	5%	10%

Jeffrey R. Tarr	225,000	(6)	32.68%	$3.40	May 22, 2011	$481,104	$1,219,213
	150,000	(6)	21.78%	$5.00	May 22, 2011	$471,671	$1,195,307

Patrick J. Spain	50,000	(7)	7.26%	$3.40	May 22, 2011	$106,912	$270,936

Russell Secker	13,000	(8)	1.89%	$4.51	June 28, 2011	$36,812	$93,441
	50,000	(9)	7.26%	$2.25	October 1, 2011	$70,751	$179,296
	50,000	(10)	7.26%	$3.07	December 4, 2011	$96,535	$244,639

______________

(1)	During fiscal year 2002, we granted employees, including the above Named Officers, options to purchase an aggregate of 688,575 shares of common stock under our 1999 Stock Incentive Plan.

(2)	These options will become exercisable on an accelerated basis upon a liquidation or dissolution of our Company, or a merger or consolidation in which there is a change in ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities, unless the options are assumed by the surviving entity. In addition, the Compensation Committee of the Board of Directors may accelerate the vesting of the options in the event (a) there is a change in the composition of the Board of Directors over a period of two years or less such that those individuals serving as Board members at the beginning of the period cease to represent a majority of the Board, or (b) change of ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a hostile tender offer.

(3)	The Compensation Committee has the authority to effect the cancellation of the options and to grant, in substitution therefor, new options covering the same or a different number of shares, but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

(4)	The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to our Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The Compensation Committee may also assist an optionee in the exercise of an option by (a) authorizing a loan from us in a principal amount not to exceed the aggregate exercise price, plus any tax liability incurred in connection with the exercise or (b) permitting the optionee to pay the option price in installments over a period of years upon terms established by the Compensation Committee.

(5)	The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(6)	Such options vest quarterly over a period of four years, with 225,000 options granted at an exercise price of $3.40 per share (the closing price of our common stock on the Nasdaq National Market on May 22, 2001) and 150,000 options granted at an exercise price of $5.00 per share. The 225,000 options partially accelerate in the event of an involuntary termination other than for cause or Mr. Tarr’s resignation upon a material reduction of duties within one year following a change in control of the Company, such that the total number of option shares that would be fully exercisable 18 months following the date of the termination or resignation will become fully vested as of the date of the termination or resignation and may be exercised for any or all of such accelerated option shares. The 150,000 options accelerate such that the total number of options will become fully exercisable upon a change of control of the Company.

(7)	This option was subsequently voided and was not outstanding as of March 31, 2002.

(8)	This option will become exercisable with respect to 14% of the option shares, upon completion of six (6) months of service following the grant date. After the first six months, vesting will be pro-rata to allow for monthly vesting over the remainder of the 42-month vesting period.

(9)	This option will become exercisable in four (4) equal annual installments upon the optionee’s completion of each year of service measured from the grant date.

(10)	This option will become exercisable in four (4) equal annual installments upon the optionee’s completion of each year of service measured from the grant date. These options accelerate and will become fully exercisable upon a change in control of the Company and Mr. Secker is terminated within one year of the change of control.

Aggregate Option Exercises in Fiscal Year 2002 and Fiscal Year-End Values

            The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the Named Officers as of March 31, 2002, and the values for exercisable and unexercisable options. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value on March 31, 2002 of $5.00 per share, less the exercise price.

			Number of Securities Underlying Unexercised Options on March 31, 2002 (2)		Value of Unexercised In-the-Money Options on March 31,2002

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

		(1)

Jeffrey R. Tarr	0	N/A	93,750	281,250	$90,000	$270,000
Carl G. Shepherd	0	N/A	231,153	105,847	$295,966	$130,314
Lynn Atchison	0	N/A	169,011	105,989	$219,222	$98,278
Jani Farlow Spede	0	N/A	132,861	92,139	$163,722	$93,278
Russell Secker	0	N/A	3,405	109,595	$17,024	$238,702
Patrick J. Spain	0	N/A	700,700	—	$1,385,850	—

___________

(1)	Value is determined by subtracting the exercise price from the fair market value of our common stock on March 31, 2002 ($5.00 per share based upon the closing sale price of our common stock on the Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

(2)	“Exercisable” refers to those options which were both exercisable and vested, while “Unexercisable” refers to those options which were unvested.

Compensation Committee Interlocks and Insider Participation

            The Compensation Committee of the Board of Directors currently consists of Mr. Berkley and Mr. Chai. Mr. Fink also served as a member of the Compensation Committee prior to his resignation from the Board of Directors on July 18, 2001. Neither Mr. Berkley nor Mr. Fink is or was an officer or employee, or former officer or employee, of us or any of our subsidiaries. Mr. Chai has not served as a full-time employee of the Company since 1995. Messrs. Berkley and Fink served on the Compensation Committee for fiscal year 2001. Mr. Fink is currently the Chairman of both Nextera Enterprises, Inc., and Vice Chairman of Knowledge Universe, L.L.C. (the ultimate parent company of Knowledge Net Holdings, L.L.C.). Knowledge Net Holdings, L.L.C., owns greater than five percent of our outstanding common stock. In connection with the purchase of shares of our common stock on June 11, 1999, we concurrently entered into an agreement with Knowledge Net Holdings, L.L.C., pursuant to which they will purchase from us, at fair value, at least $2.0 million of various services, which may include advertising on our Web site, sponsorship of feature or content areas of our Web site, licensing of our Company or industry information, and/or enterprise subscriptions. We recognized revenues of $0 during the fiscal year 2002 pursuant to this agreement.

            No current executive officer of our Company has ever served as a member of the board of directors or compensation committee of any other entity that has, or has had, one or more executive officers serving as a member of our Company’s Board of Directors or Compensation Committee.

Report on Executive Compensation

            During fiscal year 2002, compensation decisions concerning our executive officers were made by the Compensation Committee of the Board of Directors, which was composed of non-employee directors Messrs. Berkley, Fink and Chai. Mr. Fink resigned from the Board of Directors on July 18, 2001. The following report describes the procedures employed by the Compensation Committee in formulating the compensation policy for our executive officers during fiscal fear 2002.

            It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee believes that the compensation policies for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation policies should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

            The following objectives are evaluated and considered when making compensation decisions: (1) provide competitive annual cash compensation to attract, retain and motivate high-caliber executives; (2) align the interests of executives with those of our stockholders through equity-based compensation and/or equity ownership; and (3) communicate overall corporate objectives to executives so that all parties are working toward a similar goal.

General

            Our overall philosophy is to reward executives for building long-term value for our stockholders, and to provide overall compensation packages that will enable us to attract and retain qualified executives in our competitive industry. We compensate our executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both our near-term and long-term financial performance. In addition, our compensation structure also rewards individual performance that furthers our goals. Elements of our compensation structure include the following:

        Base Salary
        Annual Incentives
        Equity Incentives/Equity Ownership

            Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements that cumulatively provide a level of compensation roughly equivalent to that paid by peer companies. The actual value of total compensation is ultimately based on performance and will be strongly linked to stockholder value.

Base Salary

            Base salary and increases in base salary are primarily determined by individual performance. Each executive officer’s base salary is adjusted each year on the basis of (1) the Compensation Committee’s evaluation of the officer’s personal performance for the year, taking into account the recommendation of the Chief Executive Officer, and (2) the competitive marketplace for persons in comparable positions. Our financial performance may also be a factor in determining the base salaries of executive officers. In many instances, the qualitative factors involve a subjective assessment by the Compensation Committee.

Annual Incentives

            We maintain annual cash incentive bonus programs to reward executive officers, and other key employees, for attaining pre-established corporate performance goals. The annual incentives vary significantly based on our profitability, revenue growth and total stockholder return; the achievement of our strategic objectives; and each individual’s contribution towards that performance. In setting corporate performance goals, we consider our historical performance and underlying business model, as well as external and internal expectations related to overall financial and operating performance.

Equity Incentives/Equity Ownership

            We believe it is important to align the interests of the executive officers with those of our stockholders. In our opinion, equity incentives and ownership are a way of achieving this objective. We believe equity-based incentives are an effective means of aligning the interests of executives with those of stockholders. We utilize our 1999 Stock Incentive Plan to grant the equity-based incentives. Options granted under the 1999 Plan typically have an exercise price equal to the market price of our stock on the date of grant, and carry a ten-year term. In general, the greater responsibility an executive officer has, the greater the equity portion of his or her total compensation package. To encourage employee ownership and to provide employees with a significant incentive to grow the value of the business through performance, we have established an all-employee grant of stock options. Additionally, employees have the ability to participate in our Employee Stock Purchase Plan.

Compliance with Internal Revenue Code

            Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation, other than performance-based compensation, in excess of $1,000,000 paid by a corporation to its chief executive officer and the other most highly compensated executive officers of a corporation. We have not and do not currently anticipate paying cash compensation in excess of $1,000,000 per annum to any employee. We anticipate that any compensation deemed paid by us in connection with the exercise of options will qualify as performance-based compensation. The Board of Directors will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Compensation of the CEO

            Mr. Tarr served as our CEO and President during most of fiscal year 2002. In setting Mr. Tarr’s compensation, the Compensation Committee sought to be competitive with companies of similar size within our industry in light of the highly competitive environment for experienced senior management. Mr. Tarr’s base salary for fiscal year 2002 was $250,000, which is in the median range of salary levels for chief executive officers at comparable peer companies. Mr. Tarr’s fiscal year 2003 base salary is $275,000. The Compensation Committee continues to assess the market data for chief executive officers’ salary levels at comparable companies within our industry to ensure that our CEO compensation is consistent with our stated compensation objectives relative to base salary. Mr. Tarr’s fiscal year 2002 incentive-based compensation was based on our actual financial performance in achieving designated corporate objectives and attaining strategic objectives measured against competitor performance of comparable companies within our industry and also included components based upon Mr. Tarr’s personal performance. Mr. Tarr received a cash bonus of $82,813 (which was paid following the end of fiscal year 2002) based upon our performance in achieving the stated corporate objectives in an extremely difficult environment and Mr. Tarr’s significant contribution in achieving that performance both in terms of leadership and strategic vision. We granted Mr. Tarr stock options to purchase an aggregate of 375,000 shares of common stock in fiscal year 2002 with exercise prices ranging from $3.40 to $5.00 per share. These grants were intended to place a significant portion of Mr. Tarr’s total compensation at risk because the value of the options depend upon the appreciation of our stock over the terms of the options.

            Mr. Tarr’s employment agreement was amended effective May 13, 2002. The changes to the agreement, as well as a summary of recently issued stock options, are discussed above in the section entitled Employment Agreement with Mr. Tarr.

Summary

            It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, and to attract and retain qualified executives in our highly competitive industry, in both the short and long-term.

            Submitted by the Compensation Committee of the Board of Directors:

William S. Berkley

Alan Chai

Stock Performance Graph

            The graph below depicts our stock price as an index, assuming $100 invested on July 21, 1999, the date of our initial public offering, along with the composite prices of companies listed in the Nasdaq Stock Market (U.S. Companies) Index and an equally weighted composite of the following peer group companies: Edgar Online, Inc., OneSource Information Service, Inc., MarketWatch, Inc., Multex, Inc., and The Street.com, Inc. This information has been provided to us by the Nasdaq Stock Market. The comparisons in the graph are required by regulations of the Securities and Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of our common stock.

Date	HOOV	Peer Group	Nasdaq Stock Market (U.S.)

July 21, 1999	$100.000	$100.000	$100.000
March 31, 2000	$51.705	$79.628	$165.576
March 31, 2001	$9.800	$22.689	$139.789
March 31, 2002	$22.727	$17.424	$66.818

            The preceding Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference into any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, which might incorporate filings made by us under those Acts, nor will such report or graph be incorporated by reference into any future filings made by us under those Acts, except to the extent that we specifically incorporate this information by reference.

Equity Compensation Plans

The following table summarizes the status of the Company’s equity compensation plans as of June 10, 2002:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities Remaining Available for Future Issuance (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity Compensation Plans that have been approved by the Company’s security holders:	3,516,199	$5.45	1,276,873
Equity Compensation Plans that have not been approved by the Company’s security holders:	N/A	N/A	N/A

            As of June 10, 2002, the registrant had 15,296,710 outstanding shares of Common Stock, net of 599,354 shares of Treasury Stock, held by approximately 5,000 holders of record. We have never declared or paid any cash dividends on our common stock and we presently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends at any time in the foreseeable future.

Certain Transactions With Management

            We have adopted a policy that all related-party transactions are required to be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors of the Board, and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

Warner Books

            Warner Books Multimedia Corp. owns approximately 17.16% of the Company’s outstanding common stock. Mr. Poleway, a member of our Board, is employed by AOL Time Warner, Inc., the ultimate parent company of Warner Books, which is, in turn, the parent company of Warner Books Multimedia Corp. We did not have any transactions with Warner Books Multimedia Corp. On January 29, 2001, we entered into a strategic agreement with the Fortune Group, a division of Time, Inc., which shares common ownership with Warner Books Mulitmedia Corp. Pursuant to this agreement, we share content with the Fortune Group Web sites, and have each agreed to purchase minimum amounts of advertising from one another. During fiscal year 2002, the company recorded revenue of $255,000 and paid $241,000 pursuant to this agreement. On May 9, 2000, Warner Books Multimedia Corp. exercised warrants to purchase an additional 360,000 shares of our common stock at an exercise price of $3.33 per share and 15,000 shares of our common stock at an exercise price of $4.33 per share. As part of its initial purchase of shares of our common stock, Warner Books has agreed that it and its affiliates will not directly or indirectly acquire beneficial ownership of, or voting control over, more than 49% of our common stock prior to June 2002.

Knowledge Universe

            See “Compensation Committee Interlocks and Insider Participation.”

Media General, Inc.

            Media General, Inc. beneficially owns approximately 15.77% of the Company’s common stock. The Company has an agreement by which the Company licenses data from Media General. During fiscal year 2002, the Company paid expense of $614,000 for the licensing of this data.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

            The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of a registered class of the Company’s equity securities are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership and changes of ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and 10% stockholders are required by the SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2002 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for the 2002 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its Directors, Executive Officers and greater than ten percent beneficial owners except as set forth below.

            Gary E. Hoover, Director, failed to file a Form 4 for November 2000 and a Form 4 for December 2000 in connection with his sale of shares of the Company’s common stock during those months. Mr. Hoover subsequently reported the sales in a Form 5 for March 2002.

            Patrick J. Spain, Director, did not properly report a gift of common stock to himself and his wife in November 2001 on a Form 4. Mr. Spain subsequently reported the gift in August 2001 on a Form 5. That filing incorrectly reported the date of the gift as November 2001. An amended Form 5 will be filed in July 2002 to correct the error.

STOCKHOLDER PROPOSALS

            Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2003 Annual Meeting of stockholders, and in our Proxy Statement and form of proxy relating to that meeting, must be received by us at our offices in Austin, Texas, addressed to our Secretary, no later than 120 days prior to the one-year anniversary of the mailing date of this Proxy Statement i.e., March 28, 2003. With respect to any stockholder proposal submitted outside of Rule 14a-8, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2003 Annual Meeting of stockholders, unless we receive notice of such proposal in the manner specified in the preceding sentence. These proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the Securities and Exchange Commission, and the procedures set forth in our Bylaws.

ANNUAL REPORT ON FORM 10-K

            WE WILL MAIL TO ANY STOCKHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, AN ADDITIONAL COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2002, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS, HOOVER’S, INC., 5800 AIRPORT BOULEVARD, AUSTIN, TEXAS 78752.

OTHER MATTERS

            Our Board of Directors is not aware of any matter to be presented for action at this meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment of our interest. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

	By:	Order of the Board of Directors,

Daniel V. Iannotti Secretary
July 26, 2002

Addendum A

HOOVER’S, INC.
1999 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 2, 2002)

            I.   PURPOSE OF THE PLAN

                        This 1999 Employee Stock Purchase Plan is intended to promote the interests of Hoover’s, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

                        Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

                        All share numbers in this restatement of the Plan reflect the 0.75-for-1 reverse stock split of the Common Stock effected on June 29, 1999.

            II.   ADMINISTRATION OF THE PLAN

                        The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

            III.   STOCK SUBJECT TO PLAN

                        A.   The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Three Hundred Thousand (300,000) shares. Such share reserve consists of (i) the 150,000 shares initially reserved under the Plan, plus (ii) an increase of 150,000 shares authorized by the Board on July 2, 2002, subject to stockholder approval at the 2002 Annual Meeting of Stockholders to be held on September 5, 2002.

                        B.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant and in the aggregate on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

            IV.   OFFERING PERIODS

                        A.   Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

                        B.   Each offering period shall be of such duration (not to exceed twelve (12) months) as determined by the Plan Administrator prior to the start date of such offering period. However, the initial offering period shall commence at the Effective Time and terminate on the last business day in July 2000. Subsequent offering periods shall commence as designated by the Plan Administrator.

                        C.   Each offering period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in February each year to the last business day in July of the same year and from the first business day in August each year to the last business day in January of the following year. However, the first Purchase Interval in effect under the initial offering period shall commence at the Effective Time and terminate on the last business day in January 2000.

                        D.   Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twelve (12) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

            V.   ELIGIBILITY

                        A.   Each individual who is an Eligible Employee on the start date of an offering period under the Plan may enter that offering period on such start date or on any subsequent Semi-Annual Entry Date within that offering period, provided he or she remains an Eligible Employee.

                        B.   Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Semi-Annual Entry Date within that offering period on which he or she is an Eligible Employee.

                        C.   The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

                        D.   To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

            VI.   PAYROLL DEDUCTIONS

                        A.   The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

          (i)   The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

          (ii)   The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate

2

            (which may not exceed the fifteen percent (15%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.

                        B.   Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

                        C.   Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

                        D.   The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

            VII.   PURCHASE RIGHTS

                        A.   Grant of Purchase Right. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period and shall ovide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                        Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

                        B.   Exercise of the Purchase Right. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

                        C.   Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

                        D.   Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant

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through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Six Hundred (600) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in the aggregate by all Participants on any one Purchase Date shall not exceed Seventy-Five Thousand (75,000) shares, subject to periodic adjustments in the event of certain changes in the corporation’s capitalization.

                        E.   Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable on the Purchase Date shall be promptly refunded.

                        F.   Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

          (i)   A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

          (ii)   The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

          (iii)   Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (i) within ninety (90) days following the commencement of such leave or, (ii)

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            prior to the expiration of any longer period for which such Participant’s right to reemployment with the Corporation is guaranteed by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began. However, should the Participant’s leave of absence exceed ninety (90) days and his or her re-employment rights not be guaranteed by either statute or contract, then the Participant’s status as an Eligible Employee will be deemed to terminate on the ninety-first (91st) day of that leave, and such Participant’s purchase right for the offering period in which that leave began shall thereupon terminate. An individual who returns to active employment following such a leave shall be treated as a new Employee for purposes of the Plan and must, in order to resume participation in the Plan, re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

                        G.   Corporate Transaction. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into the offering period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitations on the number of shares of Common Stock purchasable per Participant and in the aggregate shall continue to apply to any such purchase.

                        The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

                        H.   Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

                        I.   Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

                        J.   Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

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            VIII.   ACCRUAL LIMITATIONS

                        A.   No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

                        B.   For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

          (i)   The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

          (ii)   No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

                        C.   If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

                        D.   In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

            IX.   EFFECTIVE DATE AND TERM OF THE PLAN

                        A.   The Plan was adopted by the Board on June 8, 1999 and shall become effective at the Effective Time, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial offering period hereunder shall be refunded.

                        B.   The Plan was amended by the Board on July 2, 2002 to increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional One Hundred Fifty Thousand (150,000) shares. No purchase rights shall be exercised under the Plan, and no shares of Common Stock shall be issued, on the basis of the 150,000-share increase until approved by the stockholders at the 2002 Annual Meeting of Stockholders.

                        C.   Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2009, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

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            X.   AMENDMENT/TERMINATION OF THE PLAN

                        A.   The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

                        B.   In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify eligibility requirements for participation in the Plan.

            XI.   GENERAL PROVISIONS

                        A.   Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

                        B.   All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

                        C.   The provisions of the Plan shall be governed by the laws of the State of Texas without regard to that State’s conflict-of-laws rules.

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Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of the Effective Time

Hoover’s, Inc.

APPENDIX

                        The following definitions shall be in effect under the Plan:

                        A.   Board shall mean the Corporation’s Board of Directors.

                        B.   Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Corporations during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate to any employee benefit or welfare plan now or hereafter established.

                        C.   Code shall mean the Internal Revenue Code of 1986, as amended.

                        D.   Common Stock shall mean the Corporation’s common stock.

                        E.   Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

                        F.   Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

          (i)   a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (ii)   the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

                        G.   Corporation shall mean Hoover’s, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Hoover’s, Inc. which shall by appropriate action adopt the Plan.

                        H.   Effective Time shall mean the time at which the Underwriting Agreement is executed. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

                        I.   Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

                        J.   Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

                        K.   Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (i)   If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (ii)   If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (iii)   For purposes of the initial offering period which begins at the Effective Time, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is sold in the initial public offering pursuant to the Underwriting Agreement.

                        L.   1933 Act shall mean the Securities Act of 1933, as amended.

                        M.   Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

                        N.   Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.

                        O.   Plan shall mean the Corporation’s 1999 Employee Stock Purchase Plan, as set forth in this document.

                        P.   Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

                        Q.   Purchase Date shall mean the last business day of each Purchase Interval. The initial Purchase Date shall be January 31, 2000.

                        R.   Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

                        S.   Semi-Annual Entry Date shall mean the first business day in February and August each year on which an Eligible Employee may first enter an offering period.

                        T.   Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

                        U.   Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the Corporation’s initial public offering of its Common Stock.

HOOVER’S, INC. 5800 AIRPORT BLVD. AUSTIN, TX 78752	VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time September 4, 2002. Please have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time September 4, 2002. Please have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.
VOTE BY MAIL Please mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to: Hoover’s, Inc. c/o ADP 51 Mercedes Way Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	HOOVER	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HOOVER’S, INC. Vote On Directors

1.	To elect two Class II directors to serve until the Annual Meeting of Stockholders in 2005, or in each case until their successors have been elected and qualified.	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
		0	0	0

	01) William S. Berkley
	02) Gary E. Hoover

Vote On Proposals		For	Against	Abstain

2.	To approve an amendment to our 1999 Employee Stock Purchase Plan authorizing the issuance of an additional 150,000 shares of the Company’s common stock for issuance under the plan.	0	0	0

3.	To ratify the appointment of Ernst & Young LLP as independent auditors of our company for the Fiscal Year ending March 31, 2003.	0	0	0

4.	To act upon such other business as may properly come before this meeting or any adjournments thereof.

	OUR COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

HOOVER’S, INC.

Annual Meeting of Stockholders - September 5, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned stockholder(s) of Hoover’s, Inc., a Delaware Corporation, hereby acknowledge(s) Notice of 2002 Annual Meeting and Proxy Statement dated July 26, 2002, and hereby appoint(s) Daniel V. Iannotti, VP and General Counsel or other corporate officer and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Hoover’s, Inc., to be held September 5, 2002 at 9:00 Central Time, at Hoover’s, Inc., 5800 Airport Blvd., Austin, TX, and at any adjournment or adjournments thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side:

PLEASE MARK, SIGN, DATE THIS PROXY CARD AND RETURN IT PROMPTLY
IN THE ENCLOSED REPLY ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)